Exhibit 10.5

7 December 2012

Marchelle Lewis

Allied World Assurance Company, Ltd

27 Richmond Road,

Pembroke

HM08

Bermuda

Dear Marchelle,

Re: Letter of Credit Facility

Further to our recent conversations, this letter is to confirm the revised terms and conditions of the Letter of Credit Facility available to Allied World Assurance Company.

These are the significant Terms and Conditions by which Citi continue to make this Facility available to Allied World Assurance Company, Ltd.

These terms remain subject to the documentation already in place between Citi and Allied World Assurance Company, Ltd.

I hope the foregoing is as expected and that you will not hesitate to contact me should you need further information or clarification.

For Citibank Europe plc

By:	/s/Andy Fowler

Name:	Andy Fowler

Title:	Director

Citibank Europe plc

Directors: Aidan M Brady, Mark Fitzgerald, Jim Farrell, Bo J. Hammerich (Sweden), Brian Hayes, Mary Lambkin, Marc Luet (France), Frank McCabe, Terence O’Leary (U.K.), Cecilia Ronan, Patrick Scally, Christopher Teano (U.S.A.), Francesco Vanni d’Archirafi (Italy), Tony Woods.

Registered in Ireland: Registration Number 132781. Registered Office: 1 North Wall Quay, Dublin 1.

Ultimately owned by Citigroup Inc., New York, U.S.A.

Citibank Europe plc is regulated by the Central Bank of Ireland

Indicative Summary of Terms

Letter of Credit Facility

Account Party:	Allied World Assurance Company, Ltd

Facility Amount:

US $1,000,000,000 comprising:

•Letters of Credit with a maximum tenor up to 24 months inclusive of any notice period to the beneficiaries (“Standard LCs”) and;

•Letters of Credit issued in respect of Funds at Lloyds (FAL) obligations with a maximum tenor up to 60 months inclusive of any notice period to beneficiaries (“Extended Tenor LCs”).

Aggregate amount in respect of FAL will not exceed $230,000,000

Commitment:	Uncommitted

Drawn Letter of Credit fee (See “Collateral” below)

In respect of Standard LCs:

A) 25 bps per annum payable quarterly in arrears

B) 28.5 bps per annum payable quarterly in arrears

And

In respect of Extended Tenor LCs:

35 bps per annum payable quarterly in arrears

Facility:	Uncommitted Letter of Credit facility in support of the Account Party’s reinsurance obligations including, but not limited to, obligations that arise as a non-admitted carrier in the US and Letters of Credit accepted as FALs to support activities at Lloyd’s.

Currency:

Available in US Dollars, Canadian Dollars, Euro and British Pounds. Additional currencies may be requested with the agreement of the Lender.

All obligations issued in currencies other than the currency of collateral will be subject to appropriate margins in order to cover FX fluctuations, as follows: 10% USD vs GBP, Canadian Dollars, Australian Dollars and New Zealand Dollars; 15% USD vs Euro; and 25% vs HK Dollars.

Maturity Date of each Letter of Credit:

The maximum tenor of each Letter of Credit will be up to 24 months and/or 60 months (as provided for above) inclusive of any notice period to the beneficiaries.

Each Letter of Credit if requested by the Account Party may include a clause to the effect that the Letter of Credit will be automatically extended for successive periods that may vary from time to time but are not greater than 1 year.

Availability:	Subject to completion of Citibank standard documentation, formal credit approval and acceptance by the Account Party of the terms set out herein. Provision of sufficient collateral prior to the issuance of each letter of credit.

Lender	Citibank Europe plc Citibank Europe plc will arrange for Letters of Credit to be issued by an acceptable issuing bank where required (e.g. Citibank N.A. New York Branch)

Collateral Custodian:	The Bank of New York Mellon, Citibank N.A. or other custodian acceptable to Citibank.

Interest:	LIBOR or other equivalent overnight borrowing rate plus 1% on the amount of the Letters of Credit drawn by beneficiaries until reimbursement by the Account Party, plus any reserve asset costs that may apply from time to time.

Collateral:

The Account Party will provide security over a portfolio of Eligible Securities in an amount equal to the Required Percentage of the obligations under the Facility.

The “Required Percentage” shall be 110% in respect of each of categories (A) and (B).

Eligible Securities shall comprise the following:-

a)      Securities issued by the US Government or its agencies (whose debt obligations are fully and explicitly guaranteed as to the timely payment of principal and interest by the full faith and credit of the US Government, e.g. GNMA) or the central government of an OECD (Organisation for Economic Co-operation and Development) country, in each case rated AA or AA equivalent or better.

b)      (i) US Government Agency Securities (e.g. FNMA, FHLMC) and/or (ii) Guaranteed Securities issued by Eligible Institutions whose debt obligations are fully and explicitly guaranteed as to the timely payment of principal and interest by the full faith and credit of the US or an OECD Government, in each case rated AA or AA equivalent or better (each such Security will only be treated as acceptable by the Bank for inclusion if it is considered eligible in the Bank’s sole judgment).

Documentation:

The Facility shall remain subject to the following documentation (each as amended, varied, supplemented, novated or assigned as the case may be):-

•Form 3 Master Reimbursement Agreement among Citibank Europe Plc, Citibank N.A. and Allied World Assurance Company, Ltd dated 28 February 2007;

•Pledge Agreement among Citibank Europe Plc and Allied World Assurance Company, Ltd dated 28 February 2007;

•Account Control Agreement among Citibank Europe Plc, Allied World Assurance Company, Ltd and Mellon Bank, N.A. dated 5 March 2007;

•Corporate Mandate dated 28 February 2007; and

•General Communications Indemnity dated 28 February 2007.

Legal Expenses:	All legal costs associated with this facility are for the Account Party.

Confidentiality Statement

The information contained in this proposal is confidential and is intended solely for the use of Allied World Assurance Company, Ltd and its employees. This information may not be disclosed outside of Allied World Assurance Company, Ltd and shall not be duplicated, used or disclosed in whole or in part for any purpose other than to evaluate this proposal.